EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                                Contact:
                                                                Robert B. Lewis
                                                                (203) 406-3160




              SILGAN HOLDINGS ANNOUNCES RECORD FOURTH QUARTER AND
                          FULL YEAR EARNINGS FOR 2006


STAMFORD, CT, January 31, 2007 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported full year 2006 net income of $104.0 million, or $2.74 per diluted share, as compared to full year 2005 net income of $87.6 million, or $2.33 per diluted share. Results for 2006 included rationalization charges of $0.29 per diluted share net of tax, partially offset by a benefit of $0.15 per diluted share, net of fees, attributable to tax initiatives implemented during the year. Results for 2005 included a non-cash pre-tax charge of $11.2 million, or $0.18 per diluted share net of tax, for the loss on early extinguishment of debt. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, can be found in Tables 4 and 5 at the back of this press release.

"We are pleased with the very positive financial results for the fourth quarter and full year in spite of the challenges that 2006 presented, with adjusted net income per diluted share increasing 14.7% for the full year" said Tony Allott, President and CEO. "Stronger than anticipated results from our recently acquired international closures operations contributed to an overall positive performance from our closures business for the year. Our plastic container business continued to improve its operating margin through cost reductions and productivity improvements even as


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SILGAN HOLDINGS
January 31, 2007
Page 2


volumes suffered due to tepid demand levels, partially attributable to inventory corrections. Our metal food container business, which had been impacted by poor crop yields on the West Coast, ended the year on a much stronger note," continued Mr. Allott. "In addition, we exit 2006 with positive momentum as we have completed the acquisitions of Cousins-Currie and substantially all of the White Cap closures businesses, made significant capital investments in our core operations and implemented three significant rationalization programs to reduce our overall cost structure. As a result, we are optimistic about an even stronger 2007 and continued shareholder value creation," concluded Mr. Allott.

Highlights of the Company's performance in 2006 include:

     o    Achieved record sales of $2.7 billion.

     o Posted record income from operations of $214.6 million and adjusted net income per diluted share of $2.88 as compared to $2.51 in the prior year.

     o Established a third franchise business for Silgan by combining the domestic closures operation with the successful acquisitions of White Cap closures operations in Europe, China, the Philippines and Venezuela.

     o Solidified a leading manufacturing position in the Canadian plastic container market with the acquisition of Cousins-Currie in December 2006.

     o Achieved debt targets for the year through positive cash flow generation.

     o Continued to implement strategic cost reduction initiatives with the closing of manufacturing facilities in St. Paul, Minnesota, Valencia, California and Stockton, California.

     o    Increased the annual cash dividend by 20% to $0.48 per share.

     o Increased our investment in growth capital in the area of QuickTop(TM) easy-open ends for food cans, incremental plastic closure capacity to support the growth of alternative beverages and state of the art plastic container manufacturing capacity.

Full Year

Net sales for the full year 2006 were a record $2.7 billion, an increase of $171.9 million, or 6.9 percent, as compared to $2.5 billion in 2005. This increase was largely the result of the acquisition of the international closures operations. Additionally, contributing to this increase


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SILGAN HOLDINGS
January 31, 2007
Page 3


were higher average selling prices across all businesses primarily as a result of the pass through of higher raw material costs, partially offset by volume declines in the metal food and plastic container businesses.

Income from operations for 2006 was $214.6 million, an increase of $5.6 million as compared to $209.0 million for 2005, while operating margin decreased to 8.0% from 8.4% for the same periods. The increase in income from operations was primarily due to the acquisition of the international closures operations and strong operating performance in the domestic closures operations, partially offset by the impact of rationalization charges of $16.4 million and lower volumes in the metal food and plastic container businesses. The decrease in operating margin of 0.4% was primarily the result of the rationalization charges in 2006, which reduced operating margin by 0.6%.

Interest and other debt expense before the loss on early extinguishment of debt for the full year 2006 was $59.2 million, an increase of $9.8 million as compared to 2005. This increase was due to higher outstanding borrowings as a result of the acquisitions completed in 2006 and the effects of higher market interest rates. Loss on early extinguishment of debt for 2006 of $0.2 million was $11.0 million lower than in 2005, which is directly attributable to the mid-year refinancing of the Company's bank credit facility in 2005.

The Company's effective tax rate for 2006 was 33.0% as compared to 41.0% in 2005. The 2006 effective tax rate was impacted by the cumulative prior year benefits of tax initiatives related to research and development credits completed during the year and the overall impact of a lower effective tax rate associated with the international operations.

Metal Food Containers

Net sales of the metal food container business were $1.62 billion in 2006, an increase of $15.1 million, or 0.9 percent, over 2005. This increase was the result of higher average selling prices as a result of the pass through of higher raw material and other inflationary costs, partially offset by lower food can volumes. Volume reductions were primarily due to poor growing conditions in California, particularly for peaches.


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SILGAN HOLDINGS
January 31, 2007
Page 4


Income from operations of the metal food container business in 2006 was $133.4 million, a decrease of $18.0 million as compared to $151.4 million in 2005, and operating margin decreased to 8.2% from 9.4% over the same periods. This decrease was principally due to rationalization charges of $12.1 million related to the closing of manufacturing facilities in St. Paul and Stockton which negatively impacted operating margin by 0.7%, inflation in manufacturing costs and lower unit sales volumes.

Plastic Containers

Net sales of the plastic container business were $592.3 million in 2006, a decrease of $17.8 million, or 2.9 percent, as compared to $610.1 million in 2005. This decrease was principally a result of lower unit volumes, primarily as a result of the shutdown of the Valencia manufacturing facility. This decrease was partially offset by higher average selling prices as a result of the pass through of higher raw material costs.

Income from operations in the plastic container business was $42.5 million, an increase of $1.7 million as compared to 2005, and operating margin increased to 7.2% from 6.7% over the same periods. Income from operations and operating margin increased primarily as a result of the benefits of productivity improvements and headcount reductions and the benefit of declining resin costs during the first quarter of 2006 due to the timing of raw material price pass throughs. These benefits were partially offset by lower unit volumes and rationalization charges of $4.3 million related to the closing of the Valencia manufacturing facility, which negatively impacted operating margin by 0.7%.

Closures

Net sales of the closures business were $450.3 million for 2006, an increase of $174.6 million as compared to $275.7 million in 2005. This increase was primarily the result of the international closures acquisition and higher average selling prices due to the pass through of higher raw material costs.

Income from operations in the closures business for 2006 increased $22.5 million to $49.8 million, as compared to $27.3 million in 2005. This increase was primarily a result of the effect


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SILGAN HOLDINGS
January 31, 2007
Page 5


of seven months of operations of the European portion of the international closures acquisition and continued cost reductions in the domestic closures operations. Operating margin for 2006 increased to 11.1% from 9.9% in 2005 due primarily to cost reductions in the domestic closures operations, offset by the inclusion of the international operations which generally incur selling, general and administrative expenses at a higher percentage of sales as compared to the domestic operations.

Fourth Quarter

The Company reported net income for the fourth quarter of 2006 of $20.8 million, or $0.55 per diluted share, as compared to net income for the fourth quarter of 2005 of $14.0 million, or $0.37 per diluted share. Results for the fourth quarter of 2006 included pre-tax rationalization charges of $6.3 million, or $0.11 per diluted share net of tax.

Net sales for the fourth quarter of 2006 increased $57.2 million, or 9.7 percent, to $644.0 million as compared to $586.8 million in the fourth quarter of 2005. This increase was principally the result of the international closures acquisition and higher average selling prices in the metal food container and closures businesses due to price increases in response to higher raw material costs, partially offset by volume declines in the metal food and plastic container businesses. While tomato volumes did recover in the fourth quarter in the metal food container business, unseasonably warm weather during the fourth quarter contributed to lower than expected sales of soup, chili and certain other food products.

Income from operations for the fourth quarter of 2006 was $48.2 million, an increase of $8.4 million over the same period in 2005. This increase was primarily the result of a favorable mix of products sold in the metal food container business due to a shift in the timing of the packing of product, primarily tomatoes, from the third quarter to the fourth quarter, a year-end inventory build in the metal food container business in connection with upcoming union negotiations in 2007, the inclusion of the recently acquired international closures operations and benefits from cost reductions and productivity efficiencies in the plastic container business. These benefits were partially offset by $6.3 million of rationalization charges related to the closing of manufacturing facilities in Stockton, St. Paul and Valencia.


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SILGAN HOLDINGS
January 31, 2007
Page 6


Interest and other debt expense for the fourth quarter of 2006 was $16.0 million, an increase of $5.0 million as compared to the fourth quarter of 2005. This increase resulted primarily from higher average borrowings as a result of the acquisitions in 2006 and the effects of higher market interest rates.

The effective tax rate for the fourth quarter of 2006 was 35.5% as compared to 51.4% for the same period in 2005. The decrease in the effective tax rate was principally due to an after tax charge in 2005 for the repatriation of cash from the Canadian operations under the American Jobs Creation Act.

Dividend

On December 15, 2006, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on December 1, 2006. This dividend payment aggregated $4.5 million.

Outlook for 2007

The Company currently estimates that its adjusted net income per diluted share for the full year 2007, which excludes rationalization charges, will be in the range of $3.10 to $3.20, benefiting from a full year of operations of the acquired businesses, cost reductions late in the year resulting from rationalization activity announced in 2006, productivity improvements and a generally improving volume outlook in the plastic container and closures businesses, partially offset by inflation in manufacturing costs. The Company anticipates higher net sales in each of its businesses in 2007 as compared to 2006, primarily as a result of price increases to pass through inflation in raw material and other costs and volume improvements in the plastic container and closures businesses.

Net sales in the metal food container business are expected to increase in 2007 as compared to 2006 primarily as a result of price increases to pass through higher raw material and other inflationary costs and a more favorable mix of products sold. Volumes are anticipated to be flat as the Midwest pack is not expected to be as strong as last year, but the West Coast fruit and, to a lesser extent, tomato pack should be somewhat improved from 2006. The impact of higher net


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SILGAN HOLDINGS
January 31, 2007
Page 7


sales as well as productivity initiatives, cost reductions derived from rationalization activities and other benefits derived from capital investments are expected to result in a modest improvement to operating income for the metal food container business, despite anticipated inflation in manufacturing costs. In the plastic container business, the impact of the acquisition of Cousins-Currie is expected to be slightly accretive to the business. Net sales in the plastic container business are expected to increase as a result of the inclusion of the Cousins-Currie acquisition and modest volume growth in the existing business. Productivity enhancements are expected to continue to offset manufacturing cost inflation. Net sales and operating income in the closures operations are expected to increase in 2007 due primarily to the inclusion of a full year of results from the international closures operations and continued growth for domestic plastic closures.

The Company expects interest expense to increase in 2007 as compared to 2006, due to higher average borrowings related to recent borrowings for acquisitions and anticipated higher market interest rates.

In addition, the Company currently estimates that it will generate approximately $150 million of cash in 2007 that may be used to fund acquisitions or for other purposes such as further debt reduction, share repurchases or dividends to shareholders.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2007, which excludes rationalization charges, in the range of $0.40 to $0.50, as compared to adjusted net income per diluted share of $0.48 in the first quarter of 2006. The first quarter of 2006 benefited from strong results in the plastic container business due to the lag effect of the recovery of resin cost escalations experienced in the fourth quarter of 2005 as resin costs rapidly declined during the first quarter of 2006. Additionally, the recently acquired businesses are not expected to be significantly accretive in the first quarter of 2007, as income from operations during this seasonally slow quarter is predominantly offset by the incremental interest expense.


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SILGAN HOLDINGS
January 31, 2007
Page 8


Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the fourth quarter and full year 2006 at 11:00 a.m. eastern time on February 1, 2007. The toll free number for domestic callers is (800) 810-0924, and the number for international callers is (913) 981-4900. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on February 16, 2007. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 3148430.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.7 billion in 2006. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *



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                                      SILGAN HOLDINGS INC.
                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                           For the quarter and year ended December 31,
                         (Dollars in millions, except per share amounts)


                                                         Fourth Quarter          Year Ended
                                                         --------------          ----------
                                                        2006       2005       2006        2005
                                                        ----       ----       ----        ----

 Net sales                                             $644.0     $586.8    $2,667.5    $2,495.6

 Cost of goods sold                                     553.4      519.1     2,305.1     2,171.6
                                                       ------     ------    --------    --------

     Gross profit                                        90.6       67.7       362.4       324.0

 Selling, general and administrative expenses            36.1       28.1       131.4       114.7

 Rationalization charges (credit)                         6.3       (0.2)       16.4         0.3
                                                       ------     ------    --------    --------

     Income from operations                              48.2       39.8       214.6       209.0

 Interest and other debt expense before loss
     on early extinguishment of debt                     15.8       10.8        59.2        49.4

 Loss on early extinguishment of debt                     0.2        0.2         0.2        11.2
                                                       ------     ------    --------    --------

     Interest and other debt expense                     16.0       11.0        59.4        60.6
                                                       ------     ------    --------    --------

     Income before income taxes                          32.2       28.8       155.2       148.4

 Provision for income taxes                              11.4       14.8        51.2        60.8
                                                       ------     ------    --------    --------

     Net income                                        $ 20.8     $ 14.0    $  104.0    $   87.6
                                                       ======     ======    ========    ========

 Earnings per share:
     Basic net income per share                         $0.55      $0.38       $2.78       $2.36
     Diluted net income per share                       $0.55      $0.37       $2.74       $2.33

 Cash dividends per common share                        $0.12      $0.10       $0.48       $0.40

 Weighted average shares (000's):
     Basic                                             37,514     37,237      37,388      37,104
     Diluted                                           38,017     37,617      37,913      37,585


                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                   For the quarter and year ended December 31,
                              (Dollars in millions)



                                            Fourth Quarter                     Year Ended
                                            --------------                     ----------
                                         2006            2005            2006             2005
                                         ----            ----            ----             ----

Net sales:
     Metal food containers (a)          $382.2          $376.6         $1,624.9         $1,609.8
     Plastic containers                  140.1           149.0            592.3            610.1
     Closures (a)                        121.7            61.2            450.3            275.7
                                        ------          ------         --------         --------
         Consolidated                   $644.0          $586.8         $2,667.5         $2,495.6
                                        ======          ======         ========         ========

Income from operations:
     Metal food containers (a) (b)      $ 32.8          $ 28.1         $  133.4         $  151.4
     Plastic containers (c)                9.8            11.3             42.5             40.8
     Closures (a)                          8.6             3.3             49.8             27.3
     Corporate                            (3.0)           (2.9)           (11.1)           (10.5)
                                        ------          ------         --------         --------
         Consolidated                   $ 48.2          $ 39.8         $  214.6         $  209.0
                                        ======          ======         ========         ========


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  December 31,
                              (Dollars in millions)

                                                     2006          2005
                                                     ----          ----
Assets:
     Cash and cash equivalents                     $   16.7      $   20.5
     Other current assets                             701.1         500.0
     Property, plant and equipment, net               894.6         758.1
     Other assets, net                                396.0         252.0
                                                   --------      --------
         Total assets                              $2,008.4      $1,530.6
                                                   ========      ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt           $  406.6      $  319.3
     Current and long-term debt                       955.6         700.4
     Other liabilities                                279.7         237.5
     Stockholders' equity                             366.5         273.4
                                                   --------      --------
         Total liabilities and
          stockholders' equity                     $2,008.4      $1,530.6
                                                   ========      ========


     (a) Current and prior year results have been restated to present our new Closures segment which includes the newly acquired international closures operations.

     (b) Includes rationalization charges of $4.9 million for the fourth quarter of 2006 and $12.1 million for the year ended 2006.

     (c) Includes rationalization charges of $1.4 million and a rationalization credit of $0.2 million for the fourth quarter of 2006 and 2005, respectively. Includes rationalization charges of $4.3 million and $0.3 million for the years ended 2006 and 2005, respectively.

                               SILGAN HOLDINGS INC.
             RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                   (UNAUDITED)
                   For the quarter and year ended December 31,

                                     Table 4
                                     -------


                                              Fourth Quarter            Year Ended
                                              --------------            ----------
                                              2006       2005         2006       2005
                                              ----       ----         ----       ----

Net income per diluted share as reported     $0.55      $0.37        $2.74      $2.33

Adjustments:
  Rationalization charges, net of tax         0.11        -           0.29        -
  Loss on early extinguishment of
    debt, net of tax                           -          -            -         0.18
  Cumulative prior year benefit of
    R&D tax credits                            -          -          (0.15)       -
                                             -----      -----        -----      -----
Adjusted net income per diluted share        $0.66      $0.37        $2.88      $2.51
                                             =====      =====        =====      =====




                       SILGAN HOLDINGS INC.
     RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                           (UNAUDITED)
                 For the quarter and year ended,

                             Table 5
                             -------


                                                  First Quarter                     Year Ended
                                                  -------------                     ----------
                                                    March 31,                      December 31,
                                                    ---------                      ------------
                                               Estimated      Actual            Estimated     Actual
                                               ---------      ------            ---------     ------

                                             Low      High                    Low      High
                                             2007     2007     2006           2007     2007    2006
                                             ----     ----     ----           ----     ----    ----
Net income per diluted share as estimated
  for 2007 and as reported for 2006         $0.37    $0.47    $0.45          $3.01    $3.11   $2.74

Adjustments:
  Rationalization charges, net of tax        0.03     0.03     0.03           0.09     0.09    0.29
  Cumulative prior year benefit of
     R&D tax credits                          -        -        -              -        -     (0.15)
                                            -----    -----    -----          -----    -----   -----
Adjusted net income per diluted share
   as estimated for 2007 and presented
     for 2006                               $0.40    $0.50    $0.48          $3.10    $3.20   $2.88
                                            =====    =====    =====          =====    =====   =====



(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges, the loss on early extinguishment of debt and the cumulative effect of prior year tax benefits recorded in the current period attributable to tax initiatives completed during 2006 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.